EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter and Full Year 2021 Earnings

Madison, Wis., Feb. 23, 2022—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the fourth quarter of 2021 and for the full year of 2021.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2021 were $105.8 million, or $2.92 per share, compared to $92.4 million, or $2.60 per share, for the same period in the prior year. This increase was primarily driven by an increase in investments included in rate base and economic recovery in our service territory.

MGE's investments in new, cost-effective, and carbon-free renewable generation, a step toward achieving 80% carbon reduction by 2030 and net-zero carbon electricity by mid-century, are helping to fuel the company's asset growth. The Two Creeks solar project was completed in November 2020 and the Badger Hollow I solar project was completed in November 2021. Both projects contributed to increased electric earnings in 2021.

Our new customer information system went live in September 2021. This multiyear capital upgrade to internal legacy systems is part of the Enterprise Forward initiative to transform MGE into a digitally integrated utility.

During 2021, electric retail kilowatt-hour sales increased approximately 3% compared to the prior year. Electricity use by commercial customers was approximately 4% higher during 2021. Electric residential consumption increased by approximately 2%.

At the end of 2021, the company was serving approximately 2,000 more electric customers and 3,000 more natural gas customers than at the same time in the prior year.

MGE Energy's GAAP earnings for the fourth quarter of 2021 were $13.1 million, or 36 cents per share, compared to $15.8 million, or 44 cents per share, for the same period in the prior year. This decrease was primarily attributable to lower gas retail sales. The average temperature in October 2021 was approximately 56 degrees compared to 45 degrees in October 2020. The normal average temperature is 50 degrees.

Electric net income in the fourth quarter of 2021 remained relatively flat compared to the fourth quarter of 2020.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended December 31,	2021	2020
Operating Revenues	$162,066	$136,509
Operating Income	$17,249	$18,712
Net Income	$13,060	$15,796
Earnings Per Share - basic	$0.36	$0.44
Earnings Per Share - diluted	$0.36	$0.44
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,169	36,163

Year Ended December 31,	2021	2020
Operating Revenues	$606,584	$538,633
Operating Income	$117,294	$109,997
Net Income	$105,761	$92,418
Earnings Per Share - basic	$2.92	$2.60
Earnings Per Share - diluted	$2.92	$2.60
Weighted average shares outstanding - basic	36,163	35,612
Weighted average shares outstanding - diluted	36,167	35,612

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 159,000 customers in Dane County, Wis., and purchases and distributes natural gas to 169,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com